UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: March 17, 2017

(Date of earliest event reported)

Golden Queen Mining Co. Ltd.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-21777

_____________________________________

British Columbia, Canada	Not Applicable
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

#2300 – 1066 West Hastings Street, Vancouver, British Columbia, Canada, V6E 3X2

(Address of principal executive offices, including zip code)

(778) 373-1557

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Effective March 16, 2017, Golden Queen Mining Company Ltd. (the “Company”) appointed Guy Le Bel, a current director on the board, as the Company’s Chief Financial Officer and the Company. In connection with Mr. Le Bel’s appointment, the Company and Mr. Le Bel entered into an Employment Agreement effective on March 16, 2017.

The material terms of the Employment Agreement are summarized as follows:

Mr. Le Bel will serve as the Chief Financial Officer of the Company, reporting to the Chief Executive Officer of the Company and where appropriate to the board of the Company. Mr. Le Bel’s duties will also include acting as the interim Chief Financial Officer of Golden Queen Mining Company, LLC, until such time as his replacement is appointed.

Mr. Le Bel will be permitted to hold up to four other board positions with the prior approval of the Company’s board of directors; provided there is no conflict of interest and that his involvement on other boards do not materially impair his ability to perform his duties to the Company.

The Company will pay Mr. Le Bel compensation an annual base salary of C$175,000 (for the first twelve months of employment), payable in monthly installments and subject to annual salary reviews conducted by the Company’s compensation committee.

Mr. Le Bel will receive a signing bonus of C$25,000 and is entitled to a performance bonus of up to 50% of his annual base salary, based on the Company’s operating results and other agreed targets or objectives determined on an annual basis during the Company’s standard executive compensation review period (a “Target Bonus”).

Mr. Le Bel will be entitled to participate in the Company’s group benefits plan, to the extent such benefits plan exists, on par with other senior management, subject to the Company’s right to change or discontinue a benefit from time to time without notice.

Mr. Le Bel will be entitled to four (4) weeks annual vacation, including four (4) weeks of vacation in the first year of service.

Mr. Le Bel will receive an initial grant of 400,002 stock options to purchase common shares of the Company for a period of five years from the date of grant with an exercise price determined at the effective time of the Employment Agreement or as soon thereafter as practical in the event of a company trading blackout. The stock options will vest as follows: 133,334 options at 12 months, 133,334 options at 24 months, and 133,334 options at 36 months.

Termination:

Mr. Le Bel may terminate the Employment Agreement with four (4) weeks’ written notice.

The Employment Agreement and the employment of Mr. Le Bel may be terminated for cause without notice of termination or payment in lieu of notice.

The Company may terminate the Employment Agreement and Mr. Le Bel’s employment without cause at any time by notice in writing stating the last day of employment (the “Termination Date”), such Termination Date being not more than 60 days from the date of notice and upon so doing:

(a)	If the Termination Date occurs on or before six months from the Effective Date, the Company shall pay Mr. Le Bel 50% of the annual base salary as at the Termination Date, and 50% of the signing bonus.
(b)	If the Termination Date occurs after six months from the Effective Date, the Company shall pay Mr. Le Bel 100% of the annual base salary as at the Termination Date, and 50% of the last annual Target Bonus or 100% of the signing bonus if the Termination Date occurs within the first 12 months from the Effective Date.

In the event that Mr. Le Bel is terminated by the Company or its successor without cause, is terminated by the Executive “for good reason,” or is terminated by Mr. Le Bel for any other reason after giving at least three (3) months’ notice, in any case within twelve (12) months following a Change of Control, Mr. Le Bel will be entitled to receive a lump-sum severance payment equal to the sum of (i) twenty-four (24) months’ base salary, (ii) the total Target Bonus and signing bonus paid or granted to the Executive in last 12 months multiplied by two, in each case less applicable statutory deductions, and continuation of health benefits for a period of 24 months.

The above is a summary of the material terms of the Employment Agreement and is qualified in its entirety by the Employment Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective March 16, 2017, Guy Le Bel, a current director on the board since May 30, 2013, was appointed as the Company’s Chief Financial Officer.

Mr. Le Bel has more than 30 years of international mining experience in strategic and financial planning. Until recently, he served as Vice President Evaluations for Capstone Mining Corp. Previously, Mr. Le Bel was VP, Business Development at Quadra Mining Ltd., and prior to that held business advisory, strategy and planning, business valuation, and financial planning management roles at BHP Billiton Base Metals Ltd., Rio Algom Ltd. and Cambior Inc.

Mr. Le Bel is not related by blood or marriage to any of the Company’s directors or executive officers or any persons nominated by the Company to become directors or executive officers. Mr. Le Bel is a current director on the board. The Company has not engaged in any transaction in which Mr. Le Bel or a person related to Mr. Le Bel had a direct or indirect material interest. To the Company’s knowledge, there is no arrangement or understanding between any of our officers and Mr. Le Bel pursuant to which he was selected to serve as an officer.

Effective March 16, 2017, the Company entered into an employment agreement with Mr. Le Bel’s in connection with his appointment as Chief Financial Officer. See, Item 1.01 - Entry into a Material Definitive Agreement, above.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Employment Agreement with Guy Le Bel.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDEN QUEEN MINING CO. LTD.
Date: March 17, 2017

	By:	/s/ Brenda Dayton
Brenda Dayton Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement with Guy Le Bel.